UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2007

NEWFIELD EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12534 (Commission File Number)	72-1133047 (I.R.S. Employer Identification No.)
363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060
(Address of principal executive offices)
Registrant’s telephone number, including area code: (281) 847-6000
Not Applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
Newfield Exploration Company is providing an update on its major development projects, including the Grove Field in the U.K. North Sea, Wrigley in the deepwater Gulf of Mexico, the Abu Field offshore Malaysia and an on-going development of shallow water fields in the Gulf of Mexico. Despite delays in the timing of first production from these projects, there are no negative implications on proved reserves or field production capabilities.
Newfield’s production for the fourth quarter of 2006 was in-line with previous guidance and the Company’s full-year 2006 production was 242.6 Bcfe.
Grove, U.K. North Sea:
Severe weather conditions have limited oil field service work throughout the North Sea. These conditions have delayed the start-up of Grove. It is estimated that an additional 4-5 weeks of work remain to place the Grove Field on-line, subject to further weather delays. Newfield is the operator and has an 85% interest in Grove.
The platform (installed in 2006) is being commissioned at this time. The pipeline has been laid but needs to be tied to the Grove platform and the host facility (approx. 2-3 weeks of work). Newfield has had a dive vessel under contract since December 15 but weather has limited work days to approximately 1 week. A second dive vessel was contracted today, allowing work at both ends of the pipeline to be conducted simultaneously once weather conditions permit. Following the dive boat work, hydrostatic testing and dewatering of the pipeline will be conducted (approx. 2 weeks of work). Gross production will ramp up to approximately 60 MMcf/d and about 1,000 BCPD from three producing wells.
The #7 well, Grove’s third producer, has been drilled and completed. The well is expected to test this weekend. Following the test, the jack-up rig will move to spud the West Cutter Prospect — the first of a three-well exploration program in 2007.
Wrigley, deepwater Gulf of Mexico:
The drilling rig has completed the Wrigley well and it today tested at 62 MMcf/d. The pipeline is in place and first production awaits tie-in to the outside-operated host facility. Wrigley is expected to come on-line in late February at more than 50 MMcfe/d (gross). Newfield operates this development with a 50% working interest.
Abu, offshore Malaysia:
The production platform was installed in the fourth quarter of 2006. A drilling rig is in the field and has completed three of the field’s 5 producing wells. Due to extreme weather conditions offshore Malaysia, all service equipment has mobilized back to shore. The floating, storage and offloading vessel is expected on location in late February, approximately two months late. Pending further weather delays, initial production is expected in March and will ramp up to approximately 15,000 BOPD (gross). Newfield has a 50% interest in this Caragali-operated field.
Gulf of Mexico developments:
Newfield has 13 active development projects underway in the shallow water Gulf of Mexico that should add more than 80 MMcfe/d of “new” production in 2007. Many of these projects were expected to commence production in late 2006 or early 2007. Weather in the Gulf has severely limited work days and many of these projects are also delayed. The following table updates ongoing projects and their expected date of first production:

Project	Previous Est.	Current Est.	Net, MMcfe/d
WC 291	November 2006	on-line	3.1
VR 215	December 2006	on-line (ramping up)	7.0
GI 3	December 2006	January 2007	9.0
WD 133	December 2006	February 2007	15.0
WD 152	December 2006	February 2007	1.4
WC 590	December 2006	February 2007	3.2
WC 176	January 2007	February 2007	5.6
HI 353	January 2007	February 2007	3.6
SS 269	January 2007	March 2007	3.6
WC 193	June 2007	March 2007	2.3
ST 299	January 2007	April 2007	6.2
MP138	April 2007	May 2007	6.9
WC 593	June 2007	June 2007	4.7
South Pelto 9	New	July 2007	6.5
EI 318	New	December 2007	6.0

Total			84.1
**The statements set forth in this report regarding estimated or anticipated start-up of development projects and estimated production from these projects are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors such as weather conditions and the availability of service providers and crews. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEWFIELD EXPLORATION COMPANY
Date: January 18, 2007	By:	/s/ TERRY W. RATHERT
Terry W. Rathert
Senior Vice President and Chief Financial Officer

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